AMENDMENT TO MASTER SERVICES AGREEMENT

THIS Amendment TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of August 1, 2023, by and among Oak Associates Funds, a Massachusetts business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated August 11, 2017, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.       Amendments.

(a)	Section 8.1 of the Agreement hereby is deleted in its entirety and replaced with the following:

8.1.       Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, for a period of three (3) years from August 1, 2023 (the “Initial Term”).

(b)	Section 8.2 of the Agreement hereby is deleted in its entirety and replaced with the following:

8.2.       Renewal Terms. Immediately following the Initial Term, this Agreement shall automatically renew for successive one-year periods (each, a “Renewal Term”).

(c)	Fund Accounting and Fund Administration Fee Letter to the Agreement, as previously amended, hereby is deleted in its entirety and replaced with Fund Accounting and Fund Administration Fee Letter attached hereto, as the same may be amended from time to time.
(d)	Transfer Agent and Shareholder Services Fee Letter to the Agreement, as previously amended, hereby is deleted in its entirety and replaced with Transfer Agent and Shareholder Services Fee Letter attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

OAK ASSOCIATES FUNDS By: /s/ Charles A. Kiraly____________ Charles A. Kiraly President	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman_________________ Gary Tenkman Chief Executive Officer

Transfer Agent and Shareholder Services Fee Letter

Oak Associates Funds

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